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As filed with the Securities and Exchange Commission on March 11, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

General Growth Properties, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-2963337 (I.R.S. Employer Identification Number)

110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Sandeep Mathrani
Chief Executive Officer
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Matthew D. Bloch, Esq. Heather L. Emmel, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

         If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Stock, par value $0.01 per share	100,000,000	N/A	$1,478,500,000.00	$171,653.85

(1)
Estimated solely for purposes of calculating the registration fee, and, pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low per share sale prices of the registrant's common stock reported on the New York Stock Exchange as of March 10, 2011.

PROSPECTUS

General Growth Properties, Inc.
DIVIDEND REINVESTMENT PLAN
100,000,000 Shares of Common Stock

        Our Dividend Reinvestment Plan (the "Plan") provides holders of record and beneficial owners of shares of our common stock, par value $0.01 per share ("common stock"), with a convenient method of reinvesting cash dividends in additional shares of common stock. Enrollment in the Plan is entirely voluntary.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "GGP." The closing price for our common stock on the NYSE on March 10, 2011 was $14.68.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus and the "Risk Factors" section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2011.

        We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933. We may sell, at any time and from time to time, in one or more offerings, one or any combination of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein.

        You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" and "Incorporation by Reference" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of the such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

        We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us," "our," "our company" or "the company" are to General Growth Properties, Inc. and its subsidiaries and joint ventures.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus or in any prospectus supplement or document incorporated herein by reference, including statements such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions, constitute "forward-looking statements." Forward-looking statements are based on our current plans, expectations and projections about future events. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

        Forward-looking statements include, but are not limited to:

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  descriptions of plans or objectives of our management for debt repayment or restructuring, modification, extension, strategic alternatives, including capital raises and asset sales, and future operations;

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  projections of our revenues, income, earnings per share, funds from operations ("FFO"), net operating income ("NOI"), capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

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  forecasts of our future economic performance; and

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  descriptions of assumptions underlying or relating to any of the foregoing.

        Many factors, including the risk factors included in the periodic reports that we file with the SEC, could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Some important factors include:

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  our ability to achieve cost savings, and renew and enter into leases on favorable terms;

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  our ability to reduce our debt or other liquidity goals within our expected timeframe or at all;

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  recovery of the global economy, and our expectation that improvements in economic factors will drive improvements in our business;

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  our properties being located in favorable market areas with potential for future growth;

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  our ability to attract quality tenants and improve our occupancy cost recovery revenue and occupancy rate; and

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  the redevelopment of our properties and expectations about current projects underway at our properties.

        These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present estimates and assumptions only as of the date made. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of such forward-looking statements.

ii

PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under "Incorporation by Reference" and "Where You Can Find More Information."

Our Company

        We are a Delaware corporation, incorporated on July 1, 2010 as New GGP, Inc., and the successor registrant by merger on November 9, 2010 (the "Effective Date") to GGP, Inc. ("Old GGP" or the "Predecessor"), which had operated as a self-administered and self-managed real estate investment trust, referred to as a "REIT" since 1986. We are principally a real estate developer and operator of regional malls with, at December 31, 2010, an ownership interest in 180 regional shopping malls (including 11 underperforming properties that we refer to as "Special Consideration Properties") in 43 states as well as ownership interests in other rental properties. We will elect REIT status for our 2010 tax year and intend to maintain this status in future periods.

        Our business began over 50 years ago as the owner of a single retail property in Cedar Rapids, Iowa. Through organic growth and strategic acquisitions, we now own some of the highest quality retail assets in the United States with many of our properties located in the fastest growing regions of the country. Our portfolio includes ownership interests in more than 169 million total square feet of regional mall retail. We also own stand-alone office properties, community shopping centers and hybrid mixed-use properties.

        Substantially all of our business is conducted through GGP Limited Partnership (the "Operating Partnership" or "GGPLP") in which we hold, through certain intermediate entities, a 1% general partnership interest and an approximate 98% limited partnership interest. We own 100% of many of our properties and a majority or controlling interest of certain others. As a result, these properties are consolidated under generally accepted accounting principles in the United States of America ("GAAP") and we refer to them as our "Consolidated Properties." Some properties are held through joint venture entities in which we own a non-controlling interest ("Unconsolidated Real Estate Affiliates") and we refer to those properties as our "Unconsolidated Properties." Collectively, we refer to the Consolidated Properties and Unconsolidated Properties as our "Company Portfolio."

        We make all key strategic decisions for our Consolidated Properties. We are also the asset manager for most of our Company Portfolio, executing the strategic decisions and performing the day-to-day property management functions, operations, leasing, redevelopment, maintenance, accounting, marketing and promotional services. In connection with the Unconsolidated Properties, such strategic decisions are made jointly with the joint venture partners. With respect to jointly owned properties, we generally conduct the management activities through General Growth Management, Inc. ("GGMI"), one of our taxable REIT subsidiaries ("TRS") which manages, leases, and performs various services for the majority of the properties owned by our Unconsolidated Real Estate Affiliates. However, 20 of our properties owned by Unconsolidated Real Estate Affiliates (two of our regional malls and three of our community centers, located in the United States, and all of the 15 operating retail properties owned through our Brazil joint ventures) are unconsolidated and are managed by our joint venture partners.

Old GGP Bankruptcy and Reorganization

        On April 16, 2009, Old GGP and certain of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). On April 22, 2009 (collectively with April 16, 2009, the "Petition Date"), certain additional domestic subsidiaries of Old

GGP (collectively with Old GGP and the subsidiaries that sought Chapter 11 protection on April 16, 2009, the "Debtors") also filed voluntary petitions for relief (collectively, the "Chapter 11 Cases") in the bankruptcy court of the Southern District of New York (the "Bankruptcy Court"). However, none of GGMI, certain of our wholly-owned subsidiaries, nor any of our joint ventures, (collectively, the "Non-Debtors") either consolidated or unconsolidated, sought such protection. A total of 388 Debtors, with approximately $21.83 billion of debt, filed for Chapter 11 protection.

        During the remainder of 2009 and to the Effective Date, we operated as "debtors in possession" under the jurisdiction of the Bankruptcy Court and the applicable provisions of Chapter 11. In general, as debtors in possession, the Debtors were authorized under Chapter 11 to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

        The bankruptcy petitions triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. The Chapter 11 Cases provided the protections necessary for the Debtors to develop and execute a restructuring of the Debtors to extend mortgage maturities, reduce corporate debt and overall leverage and establish a sustainable long-term capital structure.

        The first step of our reorganization was to extend our mortgage maturities by restructuring our property-level secured mortgage debt. During the period in 2010 prior to the Effective Date, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt emerged from bankruptcy, while 113 Debtors owning 50 properties with $4.66 billion secured debt had emerged from bankruptcy as of December 31, 2009 (collectively, the "Emerged Debtors"). In addition, as the result of consensual agreements reached with lenders of certain of our corporate debt, Old GGP recognized $131.4 million of additional interest expense for the period in 2010 prior to the Effective Date. The plans of reorganization for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans mature prior to January 1, 2014. As of December 31, 2010 the weighted average remaining term of our corporate debt, including our ownership share of the debt of our Unconsolidated Real Estate Affiliates, is approximately 4.6 years. In conjunction with these extensions, certain financial and operating covenants and guarantees were created or reinstated, all effective with the emergence of the remaining Debtors (the "TopCo Debtors") from bankruptcy on the Effective Date.

        The second step of our reorganization was to establish a sustainable long-term capital structure by reducing our corporate debt and overall leverage. The key element of this step was entering into agreements (collectively, as amended and restated, the "Investment Agreements") with REP Investments LLC, an affiliate of Brookfield Asset Management Inc. (the "Brookfield Investor"), affiliates of Fairholme Funds, Inc. ("Fairholme") and affiliates of Pershing Square Capital Management, L.P. ("Pershing Square" and together with the Brookfield Investor and Fairholme, the "Plan Sponsors"), pursuant to which Old GGP would be divided into two companies, GGP and The Howard Hughes Corporation ("HHC"), a newly formed real estate company, and the Plan Sponsors would invest in Old GGP's standalone emergence plan. As a result of the Investment Agreements, Old GGP obtained equity commitments for $6.55 billion ($6.30 billion for New GGP, Inc. and $250 million for HHC) subject to the conditions set forth in such agreements. In addition, the Plan Sponsors entered into an agreement with The Blackstone Group ("Blackstone") whereby Blackstone subscribed for approximately 7.6% of the New GGP, Inc. and HHC shares to be issued to the Plan Sponsors and received a pro rata portion of each Plan Sponsors' Permanent Warrants (as defined below). In addition, Old GGP entered into an agreement with Teachers Retirement System of Texas ("Texas Teachers"), which provided for an additional equity commitment of $500.0 million. Finally, on September 21, 2010 we entered into a $300.0 million senior secured revolving facility (the "Facility") commencing on the Effective Date. This Facility, which was amended in February 2011 to provide for revolving loans of up to approximately $720 million (which may be increased, under certain conditions up to $1 billion) has not, as of March 7, 2010, been drawn upon.

        On August 17, 2010, Old GGP filed with the Bankruptcy Court its third amended and restated disclosure statement and plan of reorganization, supplemented on September 30, 2010 and on October 21, 2010 (the "Plan of Reorganization") for the 126 TopCo Debtors. On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization. Pursuant to the Plan of Reorganization, on the Effective Date, Old GGP merged with a wholly-owned subsidiary of New GGP, Inc. and New GGP, Inc. was re-named General Growth Properties, Inc. Also pursuant to the Plan of Reorganization, pre-petition creditor claims were satisfied in full and equity holders received newly issued common stock in New GGP, Inc. and in HHC. After such distribution, HHC became a publicly-held company, majority-owned by Old GGP's previous stockholders. GGP does not have any ownership interest in HHC as of, or subsequent to, the Effective Date. HHC assets, all formerly owned by Old GGP, on the Effective Date consisted primarily of the following:

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  four master planned communities;

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  nine mixed-use development opportunities;

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  four mall developmental projects;

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  seven redevelopment-opportunity retail malls; and

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  interests in eleven other real estate assets or projects.

        Pursuant to the Investment Agreements, the Plan Sponsors and Blackstone purchased, on the Effective Date, $6.3 billion of our common stock at $10.00 per share and $250.0 million of HHC stock at $47.61904 per share. In addition, pursuant to an agreement with Texas Teachers, Texas Teachers purchased on the Effective Date $500.0 million of our common stock at $10.25 per share.

        In lieu of the fees that would be customary in similar transactions, pursuant to the Investment Agreements, interim warrants were issued to the Brookfield Investor and Fairholme to purchase approximately 103 million shares of Old GGP at $15.00 per share (the "Interim Warrants") on May 10, 2010. The Interim Warrants vested: 40% upon issuance and the remainder were scheduled to vest in installments thereafter to December 31, 2010. The Interim Warrants could only be exercised if the Brookfield Investor or Fairholme Investment Agreements were not consummated. The Investment Agreements further provided that all Interim Warrants (whether vested or not) would be cancelled and warrants to purchase equity of HHC and New GGP, Inc. would be issued to the Plan Sponsors (the "Permanent Warrants") upon consummation of the Investment Agreements. As the Investment Agreements were consummated and the Interim Warrants cancelled, no expense has been recognized for the issuance of the Interim Warrants. With respect to the Permanent Warrants (including the Permanent Warrants issued to Blackstone), 8.0 million warrants to purchase common stock of HHC at an exercise price of $50.00 per share and 120.0 million warrants to purchase common stock of New GGP, Inc. at an exercise price of $10.75 per share, in the case of the Brookfield Investor, and an exercise price of $10.50, in the case of Fairholme and Pershing Square, were issued and with respect to Blackstone, one-half of its Permanent Warrants were issued at $10.50 per share and the remaining were issued at $10.75 per share. Pursuant to the terms of the Permanent Warrants, the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants are required to be adjusted from time to time in connection with any dividends on GGP common stock. The estimated $861.6 million fair value of the Permanent Warrants was recognized as a liability on the Effective Date. Subsequent to the Effective Date, changes in the fair value of the Permanent Warrants have been recognized in earnings and adjustments to the exercise price and conversion ratio of the Permanent Warrants have been made as of a result of stock dividends.

        As the Bankruptcy Court had approved the final set of plans of reorganization for the Debtors (the "TopCo Debtors") that remained in bankruptcy, the TopCo Debtors emerged from bankruptcy on the Effective Date. The structure of the Plan Sponsors' investments triggered the application of the acquisition method of accounting, as the Plan of Reorganization and the consummation of the Investment Agreements and the Texas Teachers investment agreement constituted a "transaction or event in which an acquirer obtains control of one or more "businesses" or a "business combination" requiring such application. We are the acquirer that obtained control of all of the common stock of Old GGP (a business for purposes of applying the acquisition method of accounting) in exchange for issuing our common stock to the Old GGP common stockholders on a one-for-one basis (excluding fractional shares). We changed our name from New GGP, Inc. to General Growth Properties, Inc. on the Effective Date.

        On the Effective Date, the Plan Sponsors, Blackstone and Texas Teachers owned a majority of our outstanding common stock. The Old GGP common stockholders held approximately 317 million shares of our common stock at the Effective Date; whereas, the Plan Sponsors, Blackstone and Texas Teachers held approximately 644 million shares of our common stock on such date. Notwithstanding such majority ownership, the Plan Sponsors entered into certain agreements that limited their discretion with respect to affiliate, change of control and other stockholder transactions or votes.

        The Investment Agreements with Fairholme and Pershing Square permitted us to repurchase (within 45 days of the Effective Date) up to 155.0 million shares in the aggregate issued to such investors at a price of $10.00 per share. We had a similar right to repurchase up to 24.4 million shares issued to Texas Teachers at a price of $10.25 per share (collectively, the "Clawback"). Pursuant to such rights, on October 11, 2010, we gave notice to Fairholme, Pershing Square and Texas Teachers of our election to reserve the eligible shares under the Clawback and agreed to pay on the Effective Date, as provided by the Investment Agreements, $38.75 million to Fairholme and Pershing Square for such reservation. No such fee was required to be paid to Texas Teachers. On November 19, 2010 (and November 23, 2010 with respect to the underwriters' option to purchase additional shares), we sold an aggregate of approximately 154.9 million common shares to the public at $14.75 per share and repurchased an equal number of shares from Fairholme and Pershing Square as permitted under the Clawback. We also used a portion of the offering proceeds to repurchase approximately 24.4 million shares from Texas Teachers, as permitted under the Clawback. In addition, in January 2011, in a transaction valued at approximately $15.10 per share, the Brookfield Investor purchased substantially all of Fairholme's common share holding in GGP, with Fairholme retaining its share of the Permanent Warrants originally issued to them.

        The emergence from bankruptcy by Old GGP and the substantial equity investment and restructuring pursuant to the Investment Agreements and the Plan of Reorganization constitutes a new beginning for us. Our current business plan contemplates the continued ownership and operation of most of our retail shopping centers and divestiture of non-core assets. It also contemplates the transfer of certain non-performing retail assets to applicable lenders in satisfaction of secured mortgage debt.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See "Where You Can Find More Information" and "Incorporation by Reference."

Risks Related to Our Common Stock

Our stock price historically has been, and the trading prices of shares of our common stock are likely to be, volatile.

        The price of our common stock on the NYSE constantly changes and has been subject to significant price fluctuations and such volatility may continue through 2011. Factors impacting stock price may include:

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  obligations that remain after our emergence from bankruptcy;

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  actual or anticipated variations in our operating results;

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  changes in our funds from operations or earnings estimates;

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  the success of our real estate redevelopment and expansion strategy;

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  our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

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  our access to financing;

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  changes in market valuations of similar companies;

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  speculation in the press or investment community; and

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  the realization of any of the other risk factors included in this prospectus.

        In addition, the market in general has historically experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The market price of our common stock may decline below the price per share of the common stock registered hereby, and as a result, you may not be able to resell your shares of common stock at or above your purchase price and you may lose all or part of your investment.

        We cannot assure you that the market price of our common stock will not decline further below the trading price per share as of the date of your investment. If that occurs, you will suffer an immediate unrealized loss on those shares. As a result, you may not be able to resell shares of the common stock at or above your purchase price and you may lose all or part of your investment in our common stock. The price per share in this registration should not be considered an indication of the future trading price of our common stock.

There may be dilution of our common stock from the exercise of our warrants and stock options or the issuance of additional stock through our 2010 Equity Plan (the "Equity Plan"), which may materially adversely affect the market price of our common stock or our warrants and negatively impact a holder's investments.

        The exercise of some or all of the warrants or options outstanding for our common stock will dilute the ownership interest of our existing stockholders. Likewise, any additional issuances of common stock, through our Equity Plan or otherwise, will dilute the ownership interests of our existing stockholders. Any sales in the public market of such additional common stock could adversely affect prevailing market prices of the outstanding shares of our common stock. In addition, the existence of our warrants or options may encourage short selling or arbitrage trading activity by market participants because the exercise of our warrants or options could depress the price of our common stock.

Future issuances and sales of our capital stock or securities convertible into or exchangeable for our capital stock by us or by existing stockholders may adversely affect the market price for our common stock and may cause dilution to our stockholders.

        Additional issuances and sales (including resales by certain of our stockholders who have registration rights, including the Plan Sponsors, Texas Teachers, and the Blackstone Investors, issuances of stock to the Plan Sponsors and other participating stockholders pursuant to this dividend reinvestment plan and other issuances of our stock for the purchase of property, pursuant to contractual arrangements or otherwise) of capital stock or securities convertible into or exchangeable for capital stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. Brookfield Investor is subject to a lockup agreement until the 18 month anniversary of the Effective Date. After this lockup agreement has expired, additional shares will be eligible for sale in the public markets. The price of our common stock may drop significantly when the lockup agreement expires. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional capital stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and the market value of their shares.

The Plan Sponsors have certain rights to maintain their respective proportionate ownership interests in our common stock, which may cause dilution to other stockholders.

        Any additional future issuance of our capital stock will reduce the percentage of our common stock owned by investors that do not participate in future issuances. However, for so long as a Plan Sponsor beneficially owns at least 5% of our outstanding common stock on a fully diluted basis, such Plan Sponsor will have the right to purchase our common stock as necessary to allow them to maintain their respective proportionate ownership interests in us on a fully diluted basis.

COMMITMENTS BY CERTAIN STOCKHOLDERS TO PARTICIPATE IN THE PLAN

        In connection with their investments in our common stock in November 2010, the following equity sponsors of our emergence from Chapter 11: affiliates of Brookfield Asset Management, affiliates of Pershing Square Capital Management, affiliates of Fairholme Funds, Inc. and affiliates of The Blackstone Group, committed to participate until at least December 31, 2012 in our dividend reinvestment plan with respect to a portion or all (depending on the investor) of our common stock owned by such investor, subject to certain limitations.

THE PLAN

        The Plan was adopted by our board of directors. The following questions and answers explain and constitute the Plan. Stockholders who do not participate in the Plan will receive cash dividends in the usual manner, as and when declared by our board of directors and paid by us.

        See "United States Federal Income Tax Considerations" for a discussion of certain federal income tax consequences applicable to participation in the Plan.

        You should carefully consider the matters described or incorporated by reference in this prospectus, as well as the matters described under "Risk Factors" in this prospectus, before making an investment decision. See "Where You Can Find More Information" and "Certain Advantages and Disadvantages of Participating in the Plan."

1. What is the purpose of the Plan?

        The primary purpose of the Plan is to provide eligible holders of our common stock ("Participants") with a convenient method of increasing their investment in our company by investing cash dividends on their common stock in additional common stock, without payment of any brokerage commission or service charge, to the extent shares are acquired directly from us. See Question 3 for a description of the holders who are eligible to participate in the Plan.

        Participants may elect to have cash dividends paid on all or a portion of their common stock automatically reinvested in additional common stock under the Plan.

        The Plan will enable Participants to reinvest up to 100% of their dividends under the Plan because the Plan credits Participants' accounts with fractional shares.

        Common stock purchased under the Plan may be directly issued by us or purchased by the Plan administrator in the open market or in privately negotiated transactions from parties other than us, using Participants' funds, or by a combination of the foregoing, in each case at our option.

        Cash dividends are paid on the common stock when and as declared by our board of directors. Record and payment dates for dividends on our common stock are publicly announced in press releases available on our web site at www.ggp.com. We expect that the declaration date for a quarterly dividend on the common stock will precede the corresponding payment date by approximately two to four weeks. However, we cannot give any assurance that we will pay dividends according to any particular schedule, in any particular amounts, or at all, and the Plan shall not be construed as an obligation of us to do so or as a guarantee of future dividends.

2. Who administers the Plan?

        The Bank of New York Mellon, which we refer to as the Plan Administrator, administers the Plan. Certain administrative support will be provided to the Plan Administrator by its affiliate, BNY Mellon Shareowner Services. The Plan Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan. See Questions 9 and 10 for information concerning reports to Participants. Shares of common stock purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the Participants. As record holder of the shares held in Participants' accounts under the Plan, the Plan Administrator will receive dividends on all shares held by it on the applicable record date, will credit such dividends to the Participants' accounts on the basis of whole and fractional shares held in such accounts, and will reinvest dividends in common stock as directed by each Participant. The Plan Administrator makes the purchases of common stock with reinvested dividends under the Plan. The Plan Administrator also currently acts as dividend disbursing agent, transfer agent and registrar for the common stock. The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:

The Bank of New York Mellon
Attention: GGP Dividend Reinvestment Plan
P.O. Box 358035
Pittsburgh, PA 15252-8035

U.S. & Canada: (888) 395-8037
International Telephone Inquiries: 1 (201) 680-6578
For the Hearing Impaired (TDD): (800) 231-5469

        Participants should include their Investor ID and a reference to GGP in any correspondence.

        You can enroll in the Plan, obtain information, and perform certain transactions on your account on-line via Investor ServiceDirect® (ISD) at www.bnymellon.com/shareowner/equityaccess.

        In order to access your account through ISD you will need to register through EquityAccess at www.bnymellon.com/shareowner/equityaccess and create a Personal ID and Password. To begin, you will need your 12-digit Investor ID, which can be found on your check stub, statement, or advice. Select Investor ID as your login method and click continue. Please follow the prompts to complete the EquityAccess registration process.

        For added security, to safeguard your assets, the Plan Administrator requires you to authenticate when you register to access your account online. If you are a U.S. resident, you may authenticate your identity online by answering a series of questions. If you choose not to utilize the online authentication process, or you are not a U.S. resident, your individual authentication code will be sent to you via the U.S. Postal Service.

        The information on or linked to the Plan Administrator's web site is not a part of and is not incorporated by reference into this prospectus.

        In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan.

3. Participation in the Plan:

        For purposes of this section, responses will generally be based upon the method by which the holder holds his, her or its common stock. Generally, holders are either Record Owners or Beneficial Owners. A "Record Owner" is a holder who owns common stock in his, her or its own name. A "Beneficial Owner" is a holder who beneficially owns common stock that is registered in a name other than his, her or its own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having common stock transferred into his, her or its own name or coordinate his, her or its participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call our Corporate Communications Department at (312) 960-6325.

  3.1. Who is eligible to participate in the Plan?

        All Record Owners or Beneficial Owners of at least one share of common stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having common stock transferred into his, her or its own name or arrange with the broker, bank or other nominee who is the record holder to participate on his, her or its behalf.

        To facilitate participation by Beneficial Owners, we have made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 3.2.

        We may decide not to allow an individual or entity to participate in the Plan for any reason or no reason, and we reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible stockholders for any reason.

        Stockholders should be aware that there are limitations applicable to ownership of their common stock relating to our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Specifically, unless approved by our board of directors, a Participant may not acquire ownership of common stock (through the Plan or otherwise) in excess of the Ownership Limit referred to below. All common stock is subject to transfer restrictions as described below and, without limiting our other rights, we reserve the right to modify, suspend or terminate participation in the Plan by any stockholder as we may deem appropriate in connection with enforcing the Ownership Limit.

        We have elected to be treated as a REIT for U.S. federal income tax purposes. Generally, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), for a taxable year, the following conditions (among others) must be satisfied: (a) not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year; (b) our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (c) certain percentages of our gross income and assets must be from particular activities and types of assets. Accordingly, our certificate of incorporation (the "Charter") contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever is more restrictive, of our outstanding shares of capital stock. Generally, except to the extent our board of directors waives the Ownership Limit in certain circumstances, if shares of capital stock in excess of the Ownership Limit are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares. The Charter provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit ("Excess Shares"), such person ("Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions ("Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (A) the value of the shares at the time they became Excess Shares and (B) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (x) the sale proceeds from the transfer to the Permitted Transferee over (y) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

  3.2. How does an eligible stockholder participate?

        Record Owners may join the Plan by completing and signing the enrollment form available from the Plan Administrator (the "Enrollment Form") and returning it to the Plan Administrator. Enrollment Forms may be obtained at any time by written request to The Bank of New York Mellon, Attention: GGP Dividend Reinvestment Plan, P.O. Box 358035, Pittsburgh, PA 15252-8035, or by telephoning the Plan Administrator at (888) 395-8037. Record Owners also may enroll in the Plan online by visiting the Plan Administrator's web site, www.bnymellon.com/shareowner/equityaccess, and following the instructions provided.

        Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to obtain, complete and sign the Enrollment Form and coordinate with the applicable securities depository to provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan.

        If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Enrollment Form without electing an investment option, such Enrollment Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash dividends toward the purchase of additional common stock. See Question 3.3 for investment options.

  3.3. What does the Enrollment Form provide?

        The Enrollment Form appoints the Plan Administrator as agent for the Participant and directs us to pay to the Plan Administrator each Participant's cash dividends on all or a specified number of shares of common stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of common stock credited to a Participant's Plan account ("Plan Shares"). The Enrollment Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 4) additional common stock with such dividends. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant withdraws from the Plan (see Questions 13 and 14), we terminate his, her or its participation in the Plan, or we terminate the Plan.

        The Enrollment Form provides for the purchase of additional common stock through the following investment options:

  (1)
  If the "Full Dividend Reinvestment" option is elected, the Plan Administrator will apply all cash dividends on all common stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares, toward the purchase of additional common stock.

  (2)
  If the "Partial Dividend Reinvestment" option is elected, the Plan Administrator will apply the cash dividends on a specified number of the Participant's shares of common stock to purchase additional common stock. The Participant will be entitled to receive cash dividends on the remaining common stock, if, as and when declared by our board of directors. Cash dividends will be remitted to the Participant by check or automatic deposit to a bank account he or she has designated.

        Each Participant may select either of these options. If a Participant returns a properly executed Enrollment Form to the Plan Administrator without electing an investment option, the Participant will be enrolled as having selected Full Dividend Reinvestment. In addition, the Plan Administrator will not process your Enrollment Form if the form does not have the proper signature(s).

        Participants may change their investment options through the Internet at www.bnymellon.com/shareowner/equityaccess, by telephoning the Plan Administrator or by requesting a new Enrollment Form and returning the new completed Enrollment Form to the Plan Administrator at

The Bank of New York Mellon, Attention: GGP Dividend Reinvestment Plan, P.O. Box 358035, Pittsburgh, PA 15252-8035. See Question 4 for the effective date for changes in investment options.

  3.4. Is partial participation possible under the Plan?

        Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Enrollment Form a number of shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will be entitled to receive cash dividends on the remaining shares of common stock, if, as and when declared by our board of directors. Cash dividends will be remitted to the Participant by check or automatic deposit to a bank account he or she has designated.

  3.5. When may an eligible stockholder join the Plan?

        A Record Owner or Beneficial Owner may join the Plan at any time. If the Enrollment Form is received on or before the fourth business day preceding the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Enrollment Form is received later than the fourth business day preceding any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the Participant is still a stockholder of record. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, we terminate his, her or its participation in the Plan or we terminate the Plan. See Questions 13 and 14 regarding withdrawal from the Plan.

4. When will dividends be reinvested under the Plan?

        When common stock is purchased under the Plan, such purchases will be made on the "Investment Date." The Investment Date with respect to common stock acquired directly from us in a dividend reinvestment will be the related dividend payment date as declared by our board of directors (unless such date is not a business day, in which case it will be the first business day immediately thereafter). The Investment Date with respect to common stock acquired under the Plan in open market purchases or in privately negotiated transactions from parties other than us, will be a date no later than ten business days following the related dividend payment date declared by our board of directors.

        When purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. No Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the source, broker or dealer through or from whom purchases are to be made by the Plan Administrator.

        If the Enrollment Form is received on or before the fourth business day preceding the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Enrollment Form is received later than the fourth business day preceding any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the Participant is still a stockholder of record.

        Shares will be allocated and credited to Participants' accounts as follows: (1) shares acquired from us will be allocated and credited as of the applicable Investment Date; and (2) shares purchased in open market purchases or in privately negotiated transactions from parties other than us will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested.

        No interest will be paid on dividends.

5. What will be the price to Participants of shares purchased under the Plan?

        The price per share of common stock acquired directly from us in a dividend reinvestment under the Plan will be 100% (subject to change) of the average of the high and low sales prices, computed to four decimal places, of the common stock on the NYSE on the Investment Date (as defined in Question 4), or if no trading occurs in the common stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

        The price per share of common stock acquired through open market purchases or in privately negotiated transactions from parties other than us with reinvested dividends will be the weighted average of the actual prices paid, computed to four decimal places, for all of the common stock so purchased by the Plan Administrator with all Participants' reinvested dividends for the related dividend. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges incurred by the Plan Administrator in connection with such purchases. No Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the source, broker or dealer through or from whom purchases are to be made by the Plan Administrator.

6. How will the number of shares purchased for a Participant be determined?

        A Participant's account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 5, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date.

7. What is the source of common stock purchased under the Plan?

        Plan Shares will be acquired either directly from us, in which event such shares will be authorized but unissued shares or treasury shares, or on the open market, or in privately negotiated transactions from parties other than us, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs and such other factors as we deem relevant. In connection with each dividend, we will determine the source of the common stock to be purchased under the Plan and will notify the Plan Administrator of the same. Except as may be required by applicable law, neither we nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the common stock to be purchased under the Plan.

8. Are there any expenses to Participants in connection with their participation under the Plan?

        Participants will have to pay a service charge and processing fees to sell Plan shares. See Question 14 for more information. In addition, Participants will bear a pro rata portion of any brokerage commissions or other fees or charges incurred by the Plan Administrator in connection with purchases under the Plan in the open market or in privately negotiated transactions from parties other than us. See Question 5. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends when common stock is acquired directly from us. We will pay the other costs of administration of the Plan.

9. How will Participants be notified of purchases through the Plan?

        Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of their purchases and should be retained for income tax purposes.

10. What kind of reports will be sent to Participants in the Plan?

        In addition to the statements described in Question 9, Participants will receive copies of other communications sent to holders of the common stock, including our annual report to our stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

11. Will Participants' Plan accounts be credited with pro rata dividends on fractions of shares?

        Yes.

12. Will certificates be issued for shares purchased?

        No. Our common stock is recorded by book-entry procedures and is not represented by stock certificates. As noted in response to Question 2, common stock under the Plan will be held in the name of the Plan Administrator or its nominee.

13. When may Participants withdraw from the Plan?

        A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received at least four business days prior to a dividend record date set by our board of directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

        If the request to withdraw is received by the Plan Administrator later than the fourth business day preceding a dividend record date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date and a cash payment for any fractional shares, less any applicable service charges, processing fees and any other costs, will be sent to you. All cash dividends subsequent to such dividend payment date will be paid in cash unless the stockholder re-enrolls in the Plan.

14. How does a Participant withdraw from the Plan or sell shares in his or her Plan account?

        Participation in the Plan is voluntary, and a Participant may withdraw from the Plan at any time by accessing his or her account through the Internet at the Plan Administrator's web site, www.bnymellon.com/shareowner/equityaccess, completing the information on the transaction form attached to the Plan statement or by giving telephone or written instructions to the Plan Administrator. Upon withdrawal from the Plan, the Plan Administrator will continue to hold your shares in book-entry form.

        In connection with withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan by one of the following methods:

  •
  Batch Order:  A batch order is an accumulation of all sales requests by Participants which is submitted by the Plan Administrator as a single order. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five trading days after the date on which the order is received (unless deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Other than requests for market orders or limit orders placed online as described below, all sale requests received in writing by the Plan Administrator will automatically be treated as batch order sale requests. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. In every case of a batch order sale, the sale price for each Participant shall be the weighted average sale price obtained by the Plan Administrator's broker for the batch order processed by the Plan Administrator and executed by the broker, less a service charge per order and a processing fee per share sold. The service charge for batch orders (currently, $15.00 plus $0.12 per share sold) is generally lower than the service charge for market orders and limit orders.

  •
  Market Order:  A market order is a request to sell your shares at the prevailing market price when the trade is entered. The fee for a market order transaction is currently $25.00 plus $0.12 per share.

  •
  Day Limit Order:  A day limit order is an order to sell your shares when the stock reaches a specific price on a specific day. The order is cancelled if the price is not met at the end of that trading day. The fee for a day limit order transaction is currently $30.00 plus $0.12 per share.

  •
  Good-Till-Cancelled (GTC) Limit Order:  A GTC limit order is an order to sell your shares when the stock reaches a specific price at any time while the order remains open. The order will remain open until it is cancelled by the stockholder, the broker or the exchange. The fee for a GTC limit order transaction is currently $30.00 plus $0.12 per share.

        Market orders, day limit orders and GTC limit orders may only be placed online at www.bnymellon.com/shareowner/equityaccess, by telephone using the Interactive Voice Response (IVR) system or through a Customer Service Representative (CSR). Any such sale requests will be placed promptly upon receipt during market hours. The sale price in such transactions shall be the market price of the sale obtained by the Plan Administrator's broker (which may be an affiliate of the Plan Administrator ("Affiliated Broker")), less applicable taxes and fees.

        Generally, all sales transactions are made through an Affiliated Broker. The broker will receive brokerage commissions in connection with such sales. Shares are sold on the exchange on which the common stock trades. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares, less applicable taxes and fees/brokerage commissions, will generally be mailed to you by first class mail within four business days after the final trade settlement date.

        If a Participant sells shares online at www.bnymellon.com/shareowner/equityaccess, by telephone using the IVR system or through a CSR, the Participant may choose to receive sale proceeds in a local currency, either by check, wire or direct deposit. These services are subject to additional fees and additional terms and conditions, which the Participant must agree to when submitting the transaction.

        If a Participant wants to sell shares through the Participant's broker, the Participant may request the Plan Administrator to transfer shares electronically from the Participant's account to his or her brokerage account.

        Participants should be aware that the share price may fluctuate between the time a sale request is received by the Plan Administrator and the time the sale is made on the open market. The Plan Administrator may, at its own discretion, accept written requests to revoke instructions.

        Participants may elect to re-enroll in the Plan at any time by following the same procedures used to enroll initially. See Question 3. However, the Plan Administrator may reject an Enrollment Form if a Participant has enrolled in and withdrawn from the Plan too often.

15. What happens if a Participant sells or transfers all of the shares registered in the Participant's name?

        If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a dividend record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the applicable record date.

16. Can we terminate your participation in the Plan?

        Yes. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of common stock.

17. What happens if we declare a dividend payable in shares or declare a share split?

        Any dividend payable in shares and any additional shares distributed by us in connection with a share split, in respect of shares credited to a Participant's Plan account, will be credited to the Participant's Plan account.

18. How will shares held by the Plan Administrator be voted at meetings of stockholders?

        If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

        If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

19. Can common stock held in a Plan account be pledged?

        No. Participants may not pledge any common stock held in a Plan account. If a Participant wishes to pledge any common stock held in a Plan account, such shares must first be withdrawn from the Plan in accordance with the procedures described in Questions 13 and 14.

20. What are the responsibilities of us and the Plan Administrator under the Plan?

        We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to violations of federal securities laws.

        We and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

        Neither we nor the Plan Administrator can assure a profit or protect against a loss on the common stock.

21. May the Plan be changed or discontinued?

        Yes. We may amend the Plan (including, without limitation, by changing, or adopting new, terms and conditions with the respect to the Plan), or suspend or terminate the Plan, at any time in our sole discretion. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

        We may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

22. How is the Plan interpreted?

        Any question of interpretation arising under the Plan will be determined by us in our sole discretion and any such determination will be final.

23. Who bears the risk of market fluctuations in the common stock?

        The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to the common stock in the Participant's Plan account.

24. What are some of the Participant's responsibilities under the Plan?

        Shares under the Plan are subject to escheat to the state in which a Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

        Participants will not have the right to instruct the Plan Administrator with respect to any common stock or cash held by the Plan Administrator except as and to the extent expressly provided herein.

25. Who should be contacted with questions about the Plan?

        All correspondence regarding the Plan should be directed to the Plan Administrator: The Bank of New York Mellon, Attention: GGP Dividend Reinvestment Plan, P.O. Box 358035, Pittsburgh, PA 15252-8035. Please include your Investor ID and mention GGP and the Plan in all correspondence.

CERTAIN ADVANTAGES AND DISADVANTAGES OF PARTICIPATING IN THE PLAN

        In deciding whether or not to enroll in the Plan, you should consider the advantages and disadvantages that may be applicable to participating in the Plan, such as:

Advantages

  •
  The Plan provides Participants with a convenient method to reinvest cash dividends paid on all or a portion of their common stock in additional shares of common stock.

  •
  If the Plan Administrator purchases common stock directly from us, Participants will not pay any processing fees, service charges or brokerage commissions in connection with the purchase of such common stock.

  •
  Subject to the availability of common stock registered for issuance under the Plan, all cash dividends paid on Participants' common stock can be fully invested in additional common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be credited to Plan accounts.

  •
  The Plan Administrator will provide Participants with periodic statements showing current account information, including purchases of common stock and the most recent Plan account balance. This simplifies your record keeping.

Disadvantages

  •
  Participants will not be able to pledge common stock held in their Plan accounts. In addition, Participants will not earn interest on cash dividends and will not be able to draw checks or drafts against their Plan accounts.

  •
  Dividends reinvested in common stock instead of taken in cash will be subject to price fluctuations and other risks applicable to the common stock, and Participants' ability to liquidate or otherwise dispose of common stock in the Plan will be subject to (and may be delayed by) the terms of the Plan and the withdrawal procedures thereunder.

  •
  If the Plan Administrator purchases common stock under the Plan in the open market or in privately negotiated transactions from parties other than us, Participants will bear a pro rata portion of any brokerage commissions or other fees or charges incurred by the Plan Administrator in connection with such purchase, and Participants will not know the actual purchase price until after the purchases are consummated.

  •
  If a Participant requests the Plan Administrator to sell or transfer shares from the Participant's account, the Plan Administrator will deduct applicable charges.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of participating in the Plan and of the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock held as a capital asset. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular Participants in light of their individual circumstances, or certain types of Participants subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

Participation in the Plan

        Participants receiving common stock pursuant to the Plan, whether purchased by the Plan Administrator from us or in the open market, will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested. The distribution will be subject to tax as described below.

        A Participant's holding period for common stock acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the common stock equal to the amount of cash used to purchase the common stock.

        A Participant will not realize any taxable income upon withdrawal of whole shares of common stock credited to the Participant's account, either upon the Participant's request for certain of those shares of common stock or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of common stock acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the common stock or fractional share equivalent and the tax basis thereof.

Taxation of General Growth Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining us under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We will elect to be treated as a REIT in connection with the filing of our tax return for 2010, subject to our ability to meet the requirements of a REIT at the time of election. Such election would be retroactive to July 1, 2010, the date of our incorporation. We believe that, commencing with such taxable year, we were organized and are operating in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2010, we were organized and have operated in conformity with the requirements for qualification as a REIT under the Code.

        It must be emphasized that the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

  •
  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

  •
  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  •
  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

  •
  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

  •
  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

  •
  If we acquire any asset from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations either are made or forgone, by us or by the entity from which the assets are acquired, in each case, depending on the date the acquisition occurred.

  •
  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the Internal Revenue Service (the "IRS") disputes the reported amounts of these items.

  •
  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the capital gain; each stockholder will be required to include the stockholder's proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder's income, and each of our stockholders will receive a credit or refund for the stockholder's proportionate share of the tax we pay.

  •
  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT.

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

  (3)
  which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

  (4)
  which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  the beneficially ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

  (8)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the persons required to include in gross income the REIT dividend. A stockholder who fails or refuses to comply with the demand must submit a statement with our tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We have had and will continue to have a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management. Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for noncustomary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below.

        Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" in this section for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and interests in certain partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Ownership of interests in subsidiary REITs

        Substantially all of our directly held assets will be interests in one or more subsidiary REITs. Our interests in subsidiary REITs are treated as qualifying real estate assets for purposes of the REIT asset requirements, and any dividend income or gains derived from such interests will generally be treated as income that qualifies for purposes of the REIT 75% and 95% income requirements, provided, in each case, that our subsidiary REITs continue to qualify as REITs. We and our subsidiary REITs are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. The failure of one or more of our subsidiary REITs to qualify as a REIT, however, could result in our inability to qualify as a REIT as well.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after-tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property. A recent IRS revenue procedure allows us to satisfy the distribution requirements for the 2011 tax year by distributing up to 90% of our distributions on our common stock in the form of shares of our common stock in lieu of paying dividends entirely in cash.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

  •
  the property sold is a real estate asset for purposes of the asset tests discussed below;

  •
  the REIT has held the property for at least two years;

  •
  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

  •
  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

  •
  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

  •
  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income), and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

        To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from sources other than our company. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale.

        Certain events, such as adjustments to the exercise price of our outstanding warrants, could, in some circumstances, result in a deemed taxable distribution to a U.S. holder of our common stock if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price of the warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders generally will not result in a taxable deemed distribution. In the event of a deemed taxable distribution, a U.S. holder's basis in its common stock will be increased by the amount of the taxable distribution. If a taxable deemed distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently (for tax years through 2012) are taxable to non-corporate U.S. holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

  •
  include the holder's pro rata share of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;

  •
  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

  •
  receive a credit or refund for the amount of tax deemed paid by the holder;

  •
  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income) to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  •
  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

  •
  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

  •
  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Taxation of non-U.S. Holders

Sale or other disposition of our common stock

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the shares constitute a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by Non-United States stockholders.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

  (1)
  shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and

  (2)
  the non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

        We expect the shares of our common stock to be regularly traded on an established securities market. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock will not be subject to taxation under FIRPTA as a sale of a USRPI. If gain on the sale or exchange of a non-U.S. holder's shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, the shares are not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our shares would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability. Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the 35% U.S. withholding tax described above, but only if the non-United States stockholder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We expect the shares of our common stock to be regularly traded on a market that we believe qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more that 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs will be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

  (1)
  the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

  (2)
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulations §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the Internal Revenue Service or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld there from, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

DESCRIPTION OF SECURITIES

General

        We were incorporated as a Delaware corporation on July 1, 2010.

        Our authorized capital stock consists of 11,000,000,000 shares of common stock and 500,000,000 shares of preferred stock, $0.01 par value per share.

        Holders of outstanding shares of our common stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of our common stock being entitled to one vote for each share of common stock standing in the name of the stockholder on the books of the company, except as otherwise required by law, provided in our certificate of incorporation, as it may be amended from time to time, or provided in our certificates of designations and any resolution adopted by our board of directors with respect to any series of capital stock subsequently established.

        Under the Investment Agreements with the Plan Sponsors, each Plan Sponsor has preemptive rights to purchase our common stock as necessary to allow it to maintain its proportional ownership interest in us on a fully diluted basis, even though other holders of outstanding shares of our common stock will not have such preemptive rights. Any such offering could dilute the holders of outstanding shares of our common stock's investment in us.

        The following summary description of our common stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is part. As of February 28, 2011, 964,138,156 shares of our common stock were outstanding and warrants to purchase 123,144,000 shares of our common stock were outstanding. In addition, we may in the future designate 71,320 shares of Class C preferred stock, as described below under "—Preferred Stock—Series C Preferred Stock."

Restrictions on Ownership and Transfer

        Generally, for us to qualify as a REIT under the Code for a taxable year, the following conditions (among others) must be satisfied:

  •
  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

  •
  our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

  •
  certain percentages of our gross income and assets must be from particular activities and types of assets.

        Accordingly, our certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of capital stock. The board of directors may waive the Ownership Limit in certain circumstances, including pursuant to the Investment Agreements, which provides that the board of directors may waive such restriction subject to the applicable Plan Sponsor making certain representations and covenants.

        Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

        Our certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our certificate of incorporation, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of us without the approval of our board of directors.

        All shares of capital stock issued by us will be subject to legends and stop-transfer restrictions as described above.

Limitation of Liability of Directors

        Our amended and restated certificate of incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification

        Our amended and restated certificate of incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our Board of Directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we have entered into indemnification agreements with members of our board of directors.

Delaware Anti-Takeover Statute

        We are a Delaware corporation and will continue to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Preferred Stock

        Our amended and restated certificate of incorporation provides that our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

        The authority of the Board of Directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

  •
  the designation of the series, which may be by distinguishing number, letter or title;

  •
  the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

  •
  whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

  •
  the redemption provisions and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking or similar fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

  •
  whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of the series.

        Series C Preferred Stock.    We may in the future designate 71,320 of the authorized shares of our Preferred Stock as Series C Preferred Stock. If issued, the Series C Preferred Stock will have a liquidation value of $1,000 per share. We may issue Series C Preferred Stock in the event that holders of GGPLP Series B preferred units elect to redeem their GGPLP Series B preferred units and we pay for such units with the Series C Preferred Stock rather than cash, at our election.

        Each share of Series C Preferred Stock will be entitled to quarterly cumulative cash dividends equal to the greater of (i) $21.25 and (ii) the amount of the regular quarterly cash dividends for such dividend period upon the number of shares of common stock (or portion thereof) into which such Series C Preferred Stock is then convertible; provided, that no payment will be made on account of clause (ii) after June 10, 2017.

        The Series C Preferred Stock will be convertible at a holder's option into shares of our common stock until June 10, 2017. The initial conversion ratio will be 20 shares of our common stock per share of Series C Preferred Stock and will be subject to customary adjustments for certain share splits and dividends. The liquidation value of the Series C Preferred Stock will be $1,000 plus accrued and unpaid dividends. The Series C Preferred Stock, if issued and outstanding, will rank senior to our common stock. Except as required by law and with certain exceptions, the Series C Preferred Stock will not have voting rights.

Warrants

        Pursuant to the Investment Agreements and the designation to the Blackstone Investors, we issued warrants to each of the Plan Sponsors and to the Blackstone Investors. The terms of the warrants were adjusted on December 30, 2010 in connection with our 2010 dividend payment. We have outstanding, as adjusted:

  •
  warrants held by the Brookfield Investor to purchase up to 59,006,500 shares of our common stock with an exercise price of $10.48 per share;

  •
  warrants held by Fairholme to purchase up to 42,146,034 shares of our common stock with an exercise price of $10.23 per share;

  •
  warrants held by Pershing Square to purchase up to 16,860,468 shares of our common stock with an exercise price of $10.23 per share; and

  •
  warrants held by the Blackstone Investors to purchase up to 5,131,000 shares of our common stock with an exercise price of $10.23 per share with respect to one-half of the warrants and $10.48 per share with respect to the remaining one-half of the warrants.

        The conversion ratio and exercise prices of these warrants are subject to further adjustment as provided in the related warrant agreements. Each such warrant has a term of seven years from the closing date of the investments. The Brookfield Investor warrants and the Blackstone Investors warrants are immediately exercisable (subject to any lockup restrictions), while the Fairholme warrants and the Pershing Square warrants are exercisable only upon 90 days prior notice. All of the warrants are fully vested.

        There is currently no established market price for the warrants.

Rights of Holders of GGPLP Common Units

        Certain holders of GGPLP common units have certain redemption, conversion or registration rights in respect of our common stock. We intend to file a shelf registration statement on Form S-3 to register 13,000,000 shares of our common stock with respect to these rights.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) New York, New York.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Arnold & Porter LLP passed upon certain legal matters relating to our classification as a REIT for federal income tax purposes on behalf of us.

EXPERTS

        The consolidated financial statements of General Growth Properties, Inc. (the "Company"), except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), and the related consolidated financial statement schedule, incorporated by reference in this prospectus from General Growth Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of General Growth Properties, Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes explanatory paragraphs regarding the Company's financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods and the Company's change in method of accounting for noncontrolling interests, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, not presented separately herein, have been audited by KPMG LLP, an independent registered public accounting firm. Such consolidated financial statements and consolidated financial statement schedule of the Company are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to such documents. The information incorporated by reference is an important part of this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

  •
  our Current Reports on Form 8-K, filed on December 21, 2010, December 22, 2010, January 26, 2011, February 10, 2011 and March 1, 2011 (with respect to Items 1.01, 5.02, 5.03, 5.05 and Item 9.01 related thereto, but not to the separate Current Report on Form 8-K dated March 1, 2011 with respect to Items 2.01, 7.01 and 9.01);

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed on November 5, 2010 under the Exchange Act; and

  •
  other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering by this prospectus, except as to any portion of any future filings which is not deemed to be filed under those sections.

        These documents may also be accessed on our website at www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table is an itemization of the fees and expenses incurred or expected to be incurred in connection with the issuance and distribution of the securities being registered. The Registrant will bear all expenses of the offering of the securities registered hereby and all but the Securities and Exchange Commission (the "SEC") registration fee are estimates and remain subject to future contingencies.

Securities and Exchange Commission registration fee		$171,653.85
Legal fees and expenses	$		+
Accounting fees and expenses	$		+
Printing fees and expenses	$		+
Transfer Agent Fees and expenses	$		+

Total	$		+

+
Estimated expenses are not presently known.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Registrant's Bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the DGCL. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to The Registrant with respect to indemnification payments that each may make to such directors and officers.

Item 16.    Exhibits

Exhibit Number		Description of Exhibits
1.1	*	Form of Underwriting Agreement.
2.1	**
Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to Old GGP's Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).
4.1	**
Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.2	**
Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP's Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).

Exhibit Number		Description of Exhibits
4.3	**	Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.4	**
Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.5	**
Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.6	**
Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously filed as Exhibit 4.9 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.7	**
Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.8	**
Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.9	**
Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.10	**
Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
4.11	**
Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.12	**
Redemption Rights Agreement dated March 5, 2004, by and among the Operating Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.13	**
Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

Exhibit Number		Description of Exhibits
4.14	**	Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.15	**
Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.16	**
Indenture dated as of February 24, 1995 between The Rouse Company and The First National Bank of Chicago (Trustee) (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.17	**
Indenture dated as of May 5, 2006 among The Rouse Company LP, TRC Co-Issuer, Inc. and The Bank of New York Mellon Corporation (Trustee) (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the SEC on March 1, 2007).
4.18	**
Indenture dated as of November 9, 2010 between The Rouse Company, LLC and Wilmington Trust FSB (Trustee) (previously filed as Exhibit 4.2 to GGP's Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).
5.1	+	Opinion of Weil, Gotshal & Manges LLP, dated March 11, 2011.
8.1	+	Opinion regarding tax matters of Arnold & Porter LLP, dated March 11, 2011.
23.1	+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP/Homart II, L.L.C.
23.3	+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP-TRS L.L.C.
23.4	+	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.5	+	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1	+	Power of Attorney (included on signature page).
101	***
The following financial information from General Growth Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 8, 2011, formatted in XBRL (Extensible Business Reporting Language): (1) Consolidated Balance Sheets, (2) Consolidated Statement of Income and Comprehensive Income, (3) Consolidated Statements of Equity, (4) Consolidated Statements of Cash Flows and (5) Notes to Consolidated Financial Statements, tagged as blocks of text. Pursuant to Rule 406T of Regulation S-T, this information is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and is not otherwise subject to liability under these sections.

*
To be filed by post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference herein.

**
Incorporated by reference to filing by GGP, Inc. (formerly General Growth Properties, Inc. and referred to as "Old GGP") (Commission File No. 1-11656).

***
Incorporated by reference to filing by General Growth Properties, Inc. (formerly New GGP, Inc. and referred to as "New GGP") (Commission File No. 1-34948).

+
Filed herewith.

Item 17.    Undertakings

        1.     The undersigned Registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.     That, for the purpose of determining liability under the Securities Act to any purchaser:

        (a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        5.     The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (a)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

        (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

        (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

        (d)   Any other communication that is an offer in the offering made by the Registrant to the purchaser.

        6.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        7.     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        8.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 11, 2011.

GENERAL GROWTH PROPERTIES, INC.
By:	/s/ SANDEEP MATHRANI Name: Sandeep Mathrani Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint each of Sandeep Mathrani and Steven Douglas (with full power to act alone), the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall not revoke or in any way modify any power of attorney previously executed by the undersigned.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SANDEEP MATHRANI Sandeep Mathrani	Director and Chief Executive Officer (Principal Executive Officer)	March 11, 2011
/s/ STEVEN DOUGLAS Steven Douglas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 11, 2011
/s/ RICHARD CLARK Richard Clark	Director	March 11, 2011

Signature	Title	Date

/s/ MARY LOU FIALA Mary Lou Fiala	Director	March 11, 2011
/s/ BRUCE FLATT Bruce Flatt	Director	March 11, 2011
/s/ JOHN HALEY John Haley	Director	March 11, 2011
/s/ DAVID NEITHERCUT David Neithercut	Director	March 11, 2011
/s/ CYRUS MADON Cyrus Madon	Director	March 11, 2011
/s/ SHELI ROSENBERG Sheli Rosenberg	Director	March 11, 2011
/s/ JOHN G. SCHREIBER John G. Schreiber	Director	March 11, 2011

EXHIBIT INDEX

Exhibit Number		Description of Exhibits
1.1	*	Form of Underwriting Agreement.
2.1	**	Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to Old GGP's Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).
4.1	**	Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.2	**	Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP's Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).
4.3	**	Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.4	**	Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.5	**	Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.6	**	Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously filed as Exhibit 4.9 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.7	**	Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.8	**	Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.9	**	Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.10	**	Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
4.11	**	Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).

Exhibit Number		Description of Exhibits
4.12	**	Redemption Rights Agreement dated March 5, 2004, by and among the Operating Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.13	**	Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.14	**	Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.15	**	Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.16	**	Indenture dated as of February 24, 1995 between The Rouse Company and The First National Bank of Chicago (Trustee) (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.17	**	Indenture dated as of May 5, 2006 among The Rouse Company LP, TRC Co-Issuer, Inc. and The Bank of New York Mellon Corporation (Trustee) (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the SEC on March 1, 2007).
4.18	**	Indenture dated as of November 9, 2010 between The Rouse Company, LLC and Wilmington Trust FSB (Trustee) (previously filed as Exhibit 4.2 to GGP's Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).
5.1+		Opinion of Weil, Gotshal & Manges LLP, dated March 11, 2011.
8.1+		Opinion regarding tax matters of Arnold & Porter LLP, dated March 11, 2011.
23.1+		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2+		Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP/Homart II, L.L.C.
23.3+		Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP-TRS L.L.C.
23.4+		Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.5+		Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1+		Power of Attorney (included on signature page).
101	***	The following financial information from General Growth Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 8, 2011, formatted in XBRL (Extensible Business Reporting Language): (1) Consolidated Balance Sheets, (2) Consolidated Statement of Income and Comprehensive Income, (3) Consolidated Statements of Equity, (4) Consolidated Statements of Cash Flows and (5) Notes to Consolidated Financial Statements, tagged as blocks of text. Pursuant to Rule 406T of Regulation S-T, this information is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and is not otherwise subject to liability under these sections.

*
To be filed by post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference herein.

**
Incorporated by reference to filing by GGP, Inc. (formerly General Growth Properties, Inc. and referred to as "Old GGP") (Commission File No. 1-11656).

***
Incorporated by reference to filing by General Growth Properties, Inc. (formerly New GGP, Inc. and referred to as "New GGP") (Commission File No. 1-34948).

+
Filed herewith.